Exhibit 19
BROOKDALE SENIOR LIVING INC.
INSIDER TRADING POLICY
(as revised August 4, 2023)

1.Purpose

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Brookdale Senior Living Inc. and its subsidiaries (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2.Persons Subject to Policy

This Policy applies to all directors, officers and employees of the Company, as well as to consultants and contractors of the Company, who have or may have access to Material Nonpublic Information (as defined herein). This Policy also applies to such persons’ immediate family members and controlled entities. Any transactions in the Company’s securities by an immediate family member or controlled entity of a director, officer, employee, consultant or contractor of the Company will be viewed as if the transactions were for the director’s, officer’s, employee’s, consultant’s or contractor’s own account.

An “immediate family member” of a person includes such person’s family members (including a spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws) who reside with such person, anyone else who lives in such person’s household, and any other family members of such person who do not live in such person’s household but whose transactions in the Company’s securities are directed by such person or subject to his or her influence or control. A “controlled entity” of a person includes any corporation, limited liability company, partnership, trust or other entity that such person influences or controls.

3.Transactions Subject to Policy

This Policy applies to all transactions, including gifts, in the Company’s securities, including common stock, options for common stock, tangible equity units, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options and swaps.

4.Individual Responsibility

Persons subject to this Policy have legal and ethical obligations to maintain the confidentiality of Material Nonpublic Information about the Company and not to engage in transactions in the Company’s securities while in possession of Material Nonpublic Information. Each person subject to this Policy is responsible for making sure that he or she complies with this Policy and that his or her immediate family members and controlled entities comply with this Policy. No action on the part of the Company, the General Counsel or any other employee of the Company shall in any way constitute legal advice or insulate any person subject to this Policy from liability or disciplinary action. In addition, although the General Counsel will assist Section 16 Individuals (as defined herein) in preparing and filing reports required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the reporting person retains responsibility for such reports.

5.Administration of the Policy

The Company’s General Counsel shall serve as the Compliance Officer for purposes of this Policy, and in his or her absence or at his or her direction, any Vice President in the Legal Department or Deputy, Associate or Assistant General Counsel as may be determined by the General Counsel shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. In addition to the duties described elsewhere in this Policy, the Compliance Officer shall be responsible for: assisting the Company with implementation of this Policy; periodically reviewing this Policy for changes that may be necessary or advisable to comply with securities laws; assisting in the preparation and filing of Section 16 reports for all Section 16 Individuals (as defined herein); serving as the designated recipient at the Company of copies of reports filed with the U.S. Securities and Exchange Commission (the “SEC”) by Section 16 Individuals; performing periodic cross-checks of available materials to determine trading activity by officers, directors and others who have, or may have, access to Material Nonpublic Information; periodically circulating this Policy (and/or a summary thereof) to all persons subject to this Policy; and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Nonpublic Information.

6.General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any Material Nonpublic Information acquired in the work place and the misuse of Material Nonpublic Information in securities trading. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing Material Nonpublic Information in a manner that is designed to achieve broad public dissemination of such information immediately upon its release. Persons subject to this Policy may not, therefore, disclose Material Nonpublic Information to anyone outside the Company, including family members and friends, other than in accordance with those procedures.

7.Specific Policies

A.Trading on Material Nonpublic Information Prohibited. No person subject to this Policy shall engage in any transaction involving the Company’s securities, including any gift, offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the beginning of the third Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer nonpublic or material. A gift includes any transfer of the Company’s securities in which a person other than the donor acquires a beneficial ownership interest in the securities. As used herein, the term “Trading Day” shall mean a day on which the New York Stock Exchange (the “NYSE”) is open for trading. A Trading Day begins at the time trading begins on such day.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Remember that anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a result, before engaging in any transaction all individuals should carefully consider how such transaction may be construed by enforcement authorities and others in hindsight.

B.Special and Prohibited Transactions.

i.Short Sales. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Short sales of the Company’s securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. Furthermore, Section 16(c) of the Exchange Act prohibits officers (as defined in Rule 16a-1) and directors from engaging in short sales. For these reasons, no person subject to this Policy shall engage in a short sale of the Company’s securities. Transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”

ii.Publicly-Traded Options. A transaction in publicly-traded options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an insider is trading based on Material Nonpublic Information. Transactions in options also may focus a person’s attention on short-term performance at the expense of the Company’s long-term objectives. For these reasons, no person subject to this Policy shall engage in any transactions in puts, calls or other derivative securities involving the Company’s securities, on an exchange or in any other organized market. Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”

iii.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own the Company’s securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. For these reasons, no person subject to this Policy shall engage in such transactions.

iv.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, the Company strongly discourages such transactions, and persons subject to this Policy are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

v.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Trading Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the applicable restrictions and procedures outlined below under the heading “Trading Procedures.”

C.Tipping. No person subject to this Policy shall disclose (“tip”) Material Nonpublic Information to any other person (including family members and friends) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall any person subject to this Policy make recommendations or express opinions as to the purchase or sale of the Company’s securities.

D.Post-Termination Transactions. This Policy continues to apply to transactions by individuals even after their employment or service with the Company has been terminated; however, the restrictions and procedures outlined under the heading “Trading Procedures” will cease to apply following termination of employment or service. If an individual is in possession of Material Nonpublic Information when employment or service terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

8.Trading Procedures

A.Designation of Certain Persons. The Compliance Officer shall maintain and update periodically a comprehensive list of Section 16 Individuals, Pre-Clearance Individuals and Trading Window Individuals, as described below, and notify any such designated individuals of their designation and the requirements applicable to them.

i.Section 16 Individuals. The Compliance Officer shall maintain a list of the directors, executive officers and other officers who are subject to the reporting and liability provisions of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder (“Section 16 Individuals”). The Board of Directors will periodically determine which of the Company’s officers are “executive officers” for purposes of Section 16. The Section 16 Individuals (as well as their immediate family members and controlled entities) shall be subject to the trading window and pre-clearance requirements described below.

ii.Pre-Clearance Individuals. The Company recognizes that certain other employees have, or are likely to have, regular or special access to Material Nonpublic Information in the normal course of their duties. The Compliance Officer shall designate, from time to time, those employees (the “Pre-Clearance Individuals”) who should be subject to special pre-clearance procedures based on the likelihood of their obtaining access to Material Nonpublic Information. The Pre-Clearance Individuals (as well as their immediate family members and controlled entities) shall be subject to the trading window and pre-clearance requirements described below.

iii.Trading Window Individuals. The Compliance Officer shall designate, from time to time, those employees (the “Trading Window Individuals”) who, together with their immediate family members and controlled entities, should be subject to the trading window requirements described below.

B.Mandatory Trading Window; Limited Exceptions; Special Blackout Periods. All Section 16 Individuals, Pre-Clearance Individuals and Trading Window Individuals (and their immediate family members and controlled entities) shall be prohibited from trading in or gifting of the Company’s securities except during a mandatory trading window or a discretionary trading window. The Compliance Officer shall circulate quarterly reminders of the dates that the mandatory trading window described below opens and closes. The mandatory trading window will open at the open of the market on the third Trading Day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year, and will close at the close of trading on the fourth business day of the third month of the next quarter. Under certain very limited circumstances, the Compliance Officer may exercise discretion to permit a person or persons to trade the Company’s securities outside of a mandatory trading window, but only if the Compliance Officer concludes that such person or persons are not in fact in possession of Material Nonpublic Information. Any person wishing to seek permission to trade outside the mandatory trading window must contact the Compliance Officer for approval at least two (2) business days prior to any proposed transaction involving the Company’s securities. The Compliance Officer is under no obligation to approve a transaction outside the mandatory trading window and may require that any trade be completed within a specific number of days following any such approval. In addition, the Compliance Officer shall have the right to impose special blackout periods during which all or certain directors, officers, and employees (and their immediate family members and controlled entities) will be prohibited from trading any of the Company’s securities, even though the trading window would otherwise be open for such individuals.

C.Pre-Clearance of Transactions. The Company has determined that all Section 16 Individuals and Pre-Clearance Individuals (and their immediate family members and controlled entities) must refrain from trading in or gifting of the Company’s securities, even during an open trading window, without first complying with the Company’s “pre-clearance” process. A request for pre-clearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed transaction. A pre-cleared transaction must be effected no later than five (5) business days (or such shorter period as may be prescribed in the pre-clearance form) after pre-clearance is received. If the requesting person becomes aware of Material Nonpublic Information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. The Compliance Officer shall circulate quarterly reminders of the pre-clearance process to such individuals in connection with the open of a mandatory trading window. The Compliance Officer will consult as necessary with senior management of the Company before clearing any proposed trade. The Compliance Officer is under no obligation to approve a pre-clearance request. If a person seeks pre-clearance and permission is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. In addition, the Compliance Officer shall have the right to revoke any previously granted pre-clearance request for trades that have not been completed as of the time of such revocation. It should be noted that even if the Compliance Officer pre-clears a transaction, the ultimate responsibility rests with the individual to ensure that he or she is not trading while in possession of Material Nonpublic Information.

D.Reporting Trades and Short Swing Liability. When a Section 16 Individual makes a request for pre-clearance, such individual should indicate whether he or she has effected any non-exempt “opposite way” trade (i.e., an open market sale would be “opposite” any open market purchase, and vice versa) within the past six months. Section 16 Individuals may be required to disgorge to the Company all profits of any non-exempt opposite way transaction whether or not such individual had knowledge of any Material Nonpublic Information. Such Section 16 Individual must also report the transaction in Company securities to the Compliance Officer as soon as reasonably practicable but no later than one (1) day after any such transaction in order that an appropriate Form 4 or Form 5 may be prepared and filed with the SEC. The individual should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

9.Transactions under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

A.Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements.

B.Restricted Stock or Units. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which an election has been made to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock, including any sale of stock for the purpose of generating the cash needed to satisfy tax withholding requirements resulting from the vesting of restricted stock or restricted stock units.

10. 10b5-1 Trading Plans

This Policy does not apply to purchases or sales of Company stock made pursuant to a pre-arranged trading plan that was entered into when the individual was not in possession of Material Nonpublic Information and otherwise satisfies the requirements of Rule 10b5-1 under the Exchange Act for a trading plan. Such trading plans may not be adopted when the individual is in possession of Material Nonpublic Information about the Company. Anyone subject to this Policy who wishes to enter into a trading plan must submit the trading plan to the Compliance Officer for his or her approval prior to the adoption or amendment of the trading plan. The Compliance Officer may establish guidelines for establishing such trading plans.

11.Definition of Material Nonpublic Information

A.Material. Information should be regarded as “material” if there is a reasonable likelihood that it would be considered important to an investor in deciding whether to buy, hold or sell the Company’s securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Materiality will be judged by enforcement authorities with the benefit of hindsight. Therefore, questions concerning the materiality of particular information should be resolved in favor of materiality. It is not possible to define all categories of material information; however, there are various categories of information that are particularly sensitive and, as a general rule, should ordinarily be considered material. Examples of such information may include:

•Financial or operating results;
•Known but unannounced future earnings or losses or other earnings guidance;
•Execution or termination of significant contracts with distributors, collaborators and other business partners;

•News of a pending or proposed merger or other acquisition, the disposition, construction or acquisition of significant assets, a pending or proposed joint venture, or any restructuring;
•Impending bankruptcy or financial liquidity problems;
•Patent or other intellectual property milestones;
•Scientific achievements or other developments from research efforts;
•Significant developments involving corporate relationships;
•Changes in dividend or stock buy-back policy;
•New product or services announcements of a significant nature;
•Stock splits;
•New equity or debt offerings;
•Positive or negative developments in outstanding litigation;
•Significant litigation exposure due to actual or threatened litigation;
•Change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Significant cybersecurity incidents, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology system; or
•Major changes in senior management.

B.Nonpublic. Information should be regarded as “nonpublic” if it has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release or a filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Even after nonpublic information has been effectively disclosed, a reasonable period of time must elapse in order for the market to react to the information. Therefore, persons subject to this Policy must wait until the third Trading Day following the date of public disclosure of material information before trading in the Company’s securities.

12.Potential Criminal and Civil Liability and/or Disciplinary Action

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in the Company’s securities (commonly referred to as a “tippee”), is prohibited by the federal and state laws. Insider trading and tipping violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading and tipping violations is severe, and could include significant fines and imprisonment, including penalties up to $5,000,000 and up to 25 years in jail. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

The federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent illegal insider trading by company personnel. These penalties include a civil penalty up to $1,200,000 or, if greater, three times the profit gained or loss avoided as a result of the person’s violation, and a criminal penalty of up to $25,000,000.

Officers, employees, consultants or contractors of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment or service, whether or not such person’s failure to comply results in a violation of law.

13.Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s lessors, distributors, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All persons subject to this Policy should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

14.Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the person subject to this Policy.

15.Certifications

All directors, officers, employees who are granted awards under the Company’s equity incentive plans and employees in the Company’s corporate offices must certify their understanding of, and intent to comply with, this Policy, either in writing or electronically.